Exhibit 10.47

March 14, 2014

Jack Boss
20876 High Ridge Drive
Kildeer, IL 60047

Dear Jack:

I am very pleased to confirm our offer of employment for the position of Executive Vice President, Strategic Projects (the “Position”), Momentive Performance Materials Holdings LLC (“Company” or “Momentive”). This Position is based in Albany, New York and will report directly to me. Consistent with certain changes in corporate structure that we have discussed and to assure uninterrupted satisfaction of the financial obligations associated with the Position, the Position will be temporarily aligned with Momentive Performance Materials Holdings Employee Corporation, which will be a wholly owned subsidiary of the Company. As an employee of Momentive Performance Materials Holdings Employee Corporation, your first assignment will be to lead the Silicones and Quartz businesses as Division President, Momentive Performance Materials Inc.

Attached is a summary of the terms of the offer and the benefits available to you. This offer of employment is contingent upon meeting the following requirements:

1.	Your execution and delivery of the enclosed Non-Disclosure, Fair Competition and Inventions Agreement.
2.    Successful completion of a background investigation.
3.    Successful completion of a drug screen within 24 hours of acceptance of this offer.
4.    Reference verification.

Please acknowledge acceptance of this offer by completing the offer acceptance section at the end of the attached term sheet. This offer letter contains the final terms and conditions of your employment and you acknowledge that you are not relying on any other terms or conditions. We also ask that you kindly complete and return (i) the Non-Disclosure, Fair Competition and Inventions Agreement, (ii) the enclosed Consent to Request Consumer Report form and (iii) the Momentive Background Data Questionnaire. This offer of employment is in effect until March 15, 2014.

On your first day of employment, please bring with you documents that establish your identity and authorization to work in the U.S. in compliance with Form I-9 required by the Federal government. A list of acceptable documents is enclosed. A representative from the site will contact you with further details on any other requirements prior to your first day.

If you have any questions or there is anything requiring clarification, please do not hesitate to give me a call at (614) 225-4171. Jack, we look forward to your joining Momentive and believe you will play a key role in building long term value toward our future success.

Sincerely,

Craig O. Morrison
CEO & President
Momentive Performance Materials Holdings LLC
COM/ss

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS LLC
FOR: Jack Boss

Position:	Executive Vice President, Strategic Projects, Momentive Performance Materials Holdings Employee Corporation, a wholly owned subsidiary of Momentive Performance Materials Holdings LLC.

Anticipated Start Date:	March 31, 2014

Base Salary Year 1:	$585,000, paid bi-weekly

Annual Incentive Compensation:
You will be eligible to participate in the 2014 Momentive annual incentive compensation program effective April 1, 2014 through December 31, 2014. The plan provides a target incentive award of 80% of your annualized base salary, based on achieving the specific goals identified by the business for the plan year. You will be eligible for a full year payout in 2014 based on business results. There will be no pro-ration of the 2014 Incentive Plan based on start date. The terms of this plan and eligibility for participation are reviewed annually by the Compensation Committee of the Board.

Sign-On Bonus:
The Company shall provide you with a $1,300,000 sign-on bonus to be paid over a two year period, which payment is guaranteed notwithstanding any other events, including but not limited to: (i) any changes in the corporate structure of Momentive Performance Materials Holdings Employee Corporation; and/or, (ii) the liquidation or reorganization of Momentive Performance Materials Inc. The first payment of $500,000 will be paid in July 2014 and the second payment of $800,000 will be paid in April 2015. The Company is required to make this payment to you as long as you have not resigned voluntarily or been terminated for “cause” as referenced below.

Severance:
The Company shall provide you with Severance equal to eighteen (18) months of your Base Salary in the event that you are terminated by the Company “without cause”. “With cause” is generally defined as violation of law, fraud, misappropriation, embezzlement, dishonesty, failure to follow lawful directions, negligence or willful misconduct. Additional benefits related to Executive Outplacement and COBRA benefit continuation are outlined in the Severance Guidelines.

Equity:
In addition, in the event of a financial restructuring of Momentive Performance Materials Inc., at completion of such restructuring the Company shall use its reasonable best efforts to the full extent available under the relevant reorganization proceeding to cause you to be (or, if no restructuring occurs you shall be), nominated to the Board of Directors of Momentive Performance Materials Inc. for an equity grant with a targeted value of $8.0MM. The exact form and number of units, shares, options and/or other awards will be specified at the time of the grant. If you are not granted an equity award with the aforementioned target value, you will have the right to terminate your employment for “good reason” and to receive (i) any unpaid amount of the Sign-On Bonus listed above (ii) the full amount of Severance listed above and (iii) not be required to repay any relocation benefits already received.

Relocation:
You will be covered under the Momentive Relocation Policy - Guaranteed Offer Program, which we will be happy to discuss with you either before or after your first day of employment. The benefits offered to you under this program are outlined in the enclosed Relocation attachment. Before initiating any action with your move, or if you have any questions, please contact Janet Berg at (614) 225-2019.

Benefits:
New employees are eligible for health benefits coverage from the first day of employment. Enclosed is a copy of our Health and Welfare benefits guide and our Retirement benefits summary (see inside the front cover of the Health & Welfare benefits guide for enrollment instructions). Please review the information so that you may make appropriate choices regarding your benefits. To be eligible, you must elect benefits within your first 45 days of employment. Once on board, if you have questions regarding your benefits or enrollment you may contact HR Connect at 1-877-888-7599. The benefits are subject to change from time to time as determined by the Company.

Vacation:	You will be eligible for 4 weeks of vacation annually, which must be used by the end of each year.

Company Agreements:
Enclosed is the Non-Disclosure, Fair Competition and Inventions Agreement which is required to be read, understood and signed and returned by you. Compliance with the Code of Business Ethics and the Antitrust Compliance Manual is a condition of employment. Compliance with additional Momentive policies will be required.

Terms of Plans:	Some of the above are highlights of various plans or programs, and all are subject to the terms of the actual plans and programs.

"AT WILL" Statement:	This offer of employment is for an "AT WILL" position, which means that either you or the Company can end this relationship at any time.

OFFER ACCEPTED:

__________________________
Signature: Jack Boss

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